Exhibit 99.1

Orsus Xelent Says Record Sales of Traditional Mobile Phones
Drove 77% Increase in 2008 Second Quarter Revenues To
Nearly $29 Million;

Non Cash Expenses of Share-based Compensation Plan
Reduced Q2 Net Income Increase to 4%; Gain Was
Approximately 27% Through First Six Months;

Company Anticipates Second Half Margin Improvement With
Pick Up in Higher Margin Customized Handsets Sales And
Internal Manufacturing

Company To Host Investor Conference Call On Thursday, August 21
At 8:00am ET

NEW YORK, NY—August 14, 2008 — Orsus Xelent Technologies, Inc. (AMEX:ORS - News), a designer and manufacturer of award-winning mobile phones for the Asian market, today announced that revenues in its second quarter ended June 30, 2008 grew nearly 77% to $28,894,000 compared with $16,356,000 in the same period last year. The Company said that, pending a clearer picture of the still ongoing major changes occurring in the Chinese telecom industry, as previously reported it switched its strategic focus before the start of the year to expanding its share of the traditional domestic cell phone market, and further strengthening its product visibility with ordinary consumers by focusing on sales of its feature rich, lower cost traditional mobile phones. It said the extent of its success thus far is reflected in the sale of a record 568,000 cell phone units in the first six months of 2008, which nearly equaled the total number of phones sold in all of 2007. Concomitantly, revenues in the first six months of 2008 reached a record $49,613,000, an increase of 36.43% over the comparable period in 2007.

The Company said that its decision to focus on expanding the sales of lower end traditional phones required a temporary sacrifice in gross margins, which in the 2008 second quarter were 10.96% as compared with 19.41% in the same period last year. This was a key factor in the limited, approximately 4% advance in net income in the second quarter to $1,506,000, as compared with net income of $1,449,000 in the same period last year. At the same time, through the first six months of 2008, net income grew approximately 27% to $3,423,000, compared with $2,696,000 in the 2007 first half. Further, according to the Company, the gain in the period would have been closer to 50% except for the required inclusion in the 2008 first half results of amortization costs for stock option grants to employees totaling $725,000. This, according to the Company, was a reflection of the fair value of options using a Binomial Lattice model and principles of SFAS No. 123R. Share-based compensation expenses were on a non-cash and non-operating basis and have been accounted for in General and Administrative Expenses for the quarter.

Earnings per share in the 2008 second quarter were 5.06¢ , compared with 4.87¢ in the same period last year. For the six months period, earnings per share grew nearly 27% to 11.50¢ , compared with 9.06¢ in the first half of 2007.

The Company said it was extremely pleased with the results in the period, especially given the still unclear industry environment which limited its opportunity to build sales of higher end, higher margin customized products, which is a key component of the Company’s growth strategy. The Company expects this situation will improve in the second half and positively affect margins, together with the anticipated acquisition of a manufacturing facility. At the same time, the Company said it has expanded its market share and demonstrated its ability to swiftly and successfully respond to a changed environment.

The Company noted further that the dramatic ramp up in sales not only was a reflection of its strong marketing skills, but also its ability to quickly develop successful products that capture consumer attention in a highly competitive environment. As such, during the quarter, the traditional phones the Company designed and sold, were equipped with numerous industry leading features, such as dual simcards and functional multi-media, as well as compelling new designs and colors, despite their lower prices. Going forward, upon successful completion of announced plan to acquire a manufacturing facility, management believes the Company will be positioned even more strongly to respond quickly and flexibly to changing market and consumer demands.

Planned Acquisition of Manufacturing Facility

After the end of the quarter, the Company announced it signed a Letter of Intent to acquire 60% of Dalian Daxian Investment Development Co. LTD. (DDID) for approximately $14 million, after terminating all discussions with Lemon Times, which it had previously sought to acquire. If the acquisition is successfully completed, the Company would obtain what it believes is an outstanding, well located manufacturing facility with which it could fulfill its goal of higher margin, internal product production.
According to the Company, discussions with DDID remain on track and as key milestones in the process are achieved, it will provide updates on its progress.

3G-TD-SCDMA Market

Particularly upon successful acquisition of a manufacturing facility, the Company remains very positive about becoming a competitive participant in the new 3G-TD-SCDMA market, which it believes will offer significant new growth opportunities when it is fully opened up and coverage of this new domestic market is extended to additional cities and provinces across the country.

Strong Growth Outlook

Looking ahead, the Company is confident with its previously issued guidance for 2008, of an anticipated increase in full year sales of more than 30% to between $120 million and $130 million, and growth in full year net income to between $14.5 million and $15.5 million, a gain of more than 50%, contingent upon completion of its planned manufacturing acquisition.

Conference Call Invitation

The Company will host a conference call to discuss its second quarter results for the period ended June 30, 2008 and its FY outlook on Thursday, August 21, 2008 at 8:00 a.m. EST.

Interested participants should call 1-800-762-8795 when calling within the United States or 1-480-629-9572 when calling internationally. Please ask for the Orsus Xelent Conference Call, Pass Code 3912200. There will be a playback available until 08/28/2008. To listen to the playback, please call 1-800-406-7325 when calling within the United States or 1-303-590-3030 when calling internationally. Use the Pass Code 3912200 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=0000554E or at ViaVid's website at www.viavid.net. The webcast can be accessed through August 21, 2009.

Orsus Xelent Technologies, Inc.
Condensed Consolidated Statements of Operations and Other Comprehensive Income
For the 6 months ended June 30, 2008 and 2007,
(Dollars in thousands except share data and per share amounts)

		(Unaudited) Three months ended June 30,		(Unaudited) Six months ended June 30,
		2008	2007	2008	2007
	Note	US$’000	US$’000	US$’000	US$’000
Operating revenue - Net sales		28,894	16,356	49,613	36,365
Cost of operating revenue		(25,728)	(13,181)	(43,229)	(29,522)
Gross income		3,166	3,175	6,384	6,843
Operating expenses:
Sales and marketing		(122)	(134)	(225)	(247)
General and administrative		(1,135)	(614)	(1,571)	(1,988)
Research and development		(26)	(243)	(141)	(296)
Depreciation		(24)	(35)	(49)	(87)
Allowance for obsolete inventories		-	(272)	-	(592)

Total operating expenses		(1,307)	(1,298)	(1,986)	(3,210)

Operating income		1,859	1,877	4,398	3,633

Other income (expenses)
Interest expense		(240)	(177)	(478)	(304)
Other income, net		214	5	378	7

Income before income taxes		1,833	1,705	4,298	3,336

Income taxes		(327)	(256)	(875)	(640)

Net income		1,506	1,449	3,423	2,696

Other comprehensive income
Foreign currency translation adjustment		50	-	1,516	-

Comprehensive income		1,556	1,449	4,939	2,696

Earnings per share:

Basic and diluted (US$)		5.06cents	4.87cents	11.50cents	9.06cents

Weighted average number of common stock outstanding		29,756,000	29,756,000	29,756,000	29,756,000

Orsus Xelent Technologies, Inc.
Condensed Consolidated Balance Sheets
As of June 30, 2008 and December 31, 2007
(Dollars in thousands except share data and per share amounts)

		As of June 30, 2008	As of December 31, 2007
	Note	US$’000	US$’000
ASSETS		(Unaudited)
Current assets
Cash and cash equivalents		1,558	2,928
Accounts receivable, net of allowance		72,241	57,743
Inventories, net		-	4
Trade deposit paid, net		9,428	839
Other current assets	4	4,448	4,196
Pledged deposit	6	1,256	1,206

Total current assets		88,931	66,916

Property, plant and equipment, net	5	281	318

Total assets		89,212	67,234

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Short-term bank loans	6	9,541	9,160
Short-term loan from a non-financial institution	7	57	-
Current portion of mortgage loan	8	45	68
Accounts payable - Trade		24,026	10,854
Accrued expenses and other accrued liabilities		9,564	8,048
Trade deposits received		1,907	1,709
Due to directors	9	408	323
Provision for warranty		128	123
Tax payables		3,975	3,047

Total current liabilities		49,651	33,332
Non-current liabilities Mortgage loan	8	-	5

Commitments and contingencies	11	-	-

Stockholders’ equity
Preferred stock, US$0.001 par value:		-	-
Authorized: 100,000,000 shares, no shares issued
Common stock and paid-in capital, US$0.001 par value:
Authorized: 100,000,000 shares
Issued and outstanding: 29,756,000 shares as of June 30, 2008 and as of December 31, 2007	12	30	30
Additional paid-in capital		3,209	2,484
Dedicated reserves		1,042	1,042
Accumulated other comprehensive income		4,422	2,906
Retained earnings		30,858	27,435

Total stockholders’ equity		39,561	33,897

Total liabilities and stockholders’ equity		89,212	67,234

About Orsus Xelent Technologies, Inc.

Incorporated in the State of Delaware and headquartered in Beijing, China, Orsus Xelent Technologies, Inc. is an emerging designer and manufacturer of award-winning mobile phones for the Asian market, primarily the People's Republic of China (PRC). The Company's business encompasses the design of mobile phones, related digital circuits, and software development, and it is a recognized pioneer in mobile phone integration technology. It introduced the region's first wristwatch-style cellular phone, and it continues to break new ground with state-of-the-art phones that include advanced features such as finger print recognition and touch-screen displays. Increasingly, the Company is focused on developing and marketing, under its Proxlink trademark, special application mobile phones for specialized users in a wide variety of professions in business and government. Since the Company's launch in 2004, it has established "Orsus" as a popular brand and achieved a significant share of the world's largest mobile phone market. It maintains more than 179 service call centers across the PRC, with additional offices in Shanghai, Hong Kong, Shenzhen, and Tianjin. For more information, please visit the Company's web site: www.orsus-xelent.com.

Information Regarding Forward-Looking Statements

Except for historical information contained herein, the statements in this Press Release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties, which may cause our actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, product demand, market competition, and risks inherent in our operations. These and other risks are described in our filings with the Securities and Exchange Commission.

Contact:
Orsus Xelent Technologies, Inc.
Xavier Xin Wang
President & CEO

PRC:
Tel 010-85653777
Fax 010-85653666

US:
Investors:
Tel: 212-402-7838
Fax: 212-425-6951

Press:
Tel: 212-425-5700
Fax: 212-425-6951